Exhibit 4.8.1

AMENDMENT TO WARRANTS TO PURCHASE STOCK

This Amendment to Warrants to Purchase Stock (this “Amendment”) is dated as of March 31, 2009 by and between Comerica Ventures Incorporated (“Holder”) and Newgistics, Inc. (“Company”).

Recitals

WHEREAS, Company issued to Comerica Bank (i) a Warrant to purchase Stock dated as of July 25, 2000, as amended on February 14, 2006 (the “July 2000 Warrant”), (ii) a Warrant to Purchase Stock dated as of December 28, 2000, as amended November 4, 2005, and as further amended on February 14, 2006 (the “December 2000 Warrant”), (iii) a Warrant to Purchase Stock dated as of April 12, 2004 (the “April 2004 Warrant”), (iv) a Warrant to Purchase Stock dated as of March 9, 2007 (the “March 2007 Warrant”), and (v) a Warrant to Purchase Stock dated as of December 31, 2007 (the “December 2007 Warrant” and, collectively, the “Warrants”). The Warrants were subsequently assigned by Comerica Bank to Holder.

WHEREAS, pursuant to Section 4.6 of the Warrants, any term thereof may be changed by an instrument in writing signed by the party against which enforcement of such change is sought.

WHEREAS, Company and Holder wish to amend the Warrants in connection with that certain Second Amendment and Waiver to Third Amended and Restated Loan and Security Agreement dated on or about the date hereof by and between the Company and the Holder.

Now, therefore, Company and Holder agree as follows:

1. Notwithstanding any other provisions of the Warrants, the Expiration Date of the July 2000 Warrant is extended to May 15, 2017, the Expiration Date of the December 2000 Warrant is extended to August 31, 2017, the Expiration Date of the April 2004 Warrant is extended to April 12, 2016, the Expiration Date of the March 2007 Warrant is extended to March 9, 2019, and the Expiration Date of the December 2007 Warrant is extended to December 31, 2019.

2. Except as amended hereby, the Warrants remain in full force and effect. This Made may be executed in two or more counterparts, each of which shall be deemed an original, and both of which shall constitute one instrument.

NEWGISTICS, INC.

By:	/s/ Michael J. Twomey
	Name:	Michael J. Twomey
	Title:	CEO

COMERICA VENTURES INCORPORATED

By:	/s/ LaReeda Rentie
	Name:	LaReeda Rentie
	Title:	First Level Officer